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                                                                   Exhibit 10.11

                                ESCROW AGREEMENT

          THIS ESCROW AGREEMENT is dated as of October 1, 2005 (this "AGREEMENT"), and is entered into among FORD MOTOR COMPANY ("FORD"), VISTEON CORPORATION ("VISTEON"), and DEUTSCHE BANK TRUST COMPANY AMERICAS ("ESCROW AGENT").

          A. Ford and Visteon have entered into a Master Agreement dated as of September12, 2005 (the "MASTER AGREEMENT") and a Visteon "A" Transaction Agreement dated as of September 12, 2005 (the "VISTEON "A" TRANSACTION AGREEMENT"). As part of the consideration under the Visteon A Transaction Agreement, Ford is required to place into escrow with the Escrow Agent Four Hundred Million Dollars ($400,000,000) for use by Visteon to restructure its businesses.

          B. Ford and Visteon desire to more fully set forth in this Agreement the terms and conditions applicable to the amount so retained in escrow.

          NOW, THEREFORE, in consideration of the above premises and the mutual covenants herein contained, and for other good and valuable consideration given by each party hereto to the other, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. ESTABLISHMENT OF ESCROW.

          1.1 Amount of Deposit. Pursuant to the Visteon "A" Transaction Agreement, Ford shall deposit with the Escrow Agent on the date hereof (or, if the date hereof is not a Business Day, on the next Business Day thereafter) the sum of Four Hundred Million Dollars ($400,000,000). This amount shall constitute a separate escrow fund (together with such other amounts that may be deposited by Ford with the Escrow Agent pursuant to the terms of the Reimbursement Agreement (as defined below), the "ESCROW FUND") to be governed by the terms of this Agreement.

          1.2 Investment of Escrow Fund. The Escrow Agent shall hold the Escrow Fund in a segregated account and shall invest and reinvest any part thereof and accumulate the interest, income, and earnings thereon (the "ESCROW EARNINGS") in Liquid Investments (defined below) as Visteon in its sole discretion, either directly or through its agent, shall direct. Any Escrow Earnings, for all purposes of this Agreement, will be treated the same as (and will be considered to be) a part of the Escrow Fund. The Escrow Agent shall hold and safeguard the Escrow Fund during the term hereof and shall treat the Escrow Fund as a trust fund in accordance with the terms of this Agreement.

          1.3 Liquid Investments. "LIQUID INVESTMENTS" mean (a) money market instruments, negotiable certificates of deposit, time deposits issued by, or issued on the credit and backing of, any United States commercial bank with capital and surplus in excess of $250,000,000; (b) obligations issued or directly or indirectly guaranteed as to principal and interest by the United States of America or any agency thereof and having a maturity of not more than two years from the date of acquisition; (c) commercial paper which is rated not less than prime-one or A-1 or their equivalents by Moody's Investor Service, Inc.("MOODY'S") or Standard & Poor's Corporation ("S&P") or their successors;
(d) repurchase agreements or reverse repurchase agreements secured by any one or more of the investments permitted by


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clauses (a), (b) and (c) above, and (e) one or more money market funds registered under the Investment Company Act of 1940, as amended, with the highest investment rating available from Moody's or S&P or their successors and investing in securities referenced in clauses (a)-(d) above.

          1.4 Investment Procedures. The Escrow Agent shall use best efforts to invest or reinvest the Escrow Fund if deposited with the Escrow Agent after 11:00 a.m. (E.S.T.) on such day of deposit but shall have no obligation to do so. Instructions received after 11:00 a.m. (E.S.T.) will be treated as if received on the following Business Day. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrow Fund if invested in accordance with the terms of this Agreement. Any interest or other income received on such investment and reinvestment of the Escrow Fund shall become part of the Escrow Fund and any losses incurred on such investment and reinvestment of the Escrow Fund shall be debited against the Escrow Fund. If a selection is not made and a written direction not given to the Escrow Agent, the Escrow Fund shall remain uninvested with no liability for interest therein. It is agreed and understood that the entity serving as Escrow Agent may earn fees associated with the investments outlined above in accordance with the terms of such investments. Notwithstanding the foregoing, the Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release all or any portion of the Escrow Fund pursuant to this Agreement. In no event shall the Escrow Agent be deemed an investment manager or adviser in respect of any selection of investments hereunder. It is understood and agreed that the Escrow Agent or its affiliates are permitted to receive additional compensation that could be deemed to be in the Escrow Agent's economic self-interest for (1) serving as investment adviser, administrator, shareholder servicing agent, custodian or sub-custodian with respect to certain of the investments, (2) using affiliates to effect transactions in certain investments and (3) effecting transactions in Liquid Investments.

          1.5 Report on Investments. The Escrow Agent shall prepare and deliver to Visteon and Ford a report on or before the 10th day after the end of each month while funds remain in the Escrow Fund, which report shall set forth:

     -    Beginning balance of the Escrow Fund

     -    The Escrow Earnings during the applicable month

     -    All disbursements

     -    Additional deposits

     -    Fees to the Escrow Agent

     -    Ending balance of the Escrow Fund

     -    Investment activity

     - A list of individual investments, including investment type, par amount, maturity date and CUSIP or ISN (if available)

Each of Visteon and Ford and its respective representatives shall have the right to audit, at its expense, the Escrow Fund, including all disbursements and income, upon reasonable advance written notice given to the Escrow Agent and the other party.

2. DISBURSEMENTS.

          2.1 Request for Escrow Reimbursement. While funds remain in the Escrow Fund, Visteon shall deliver a copy of a request for reimbursement from the Escrow Fund (each, a "REQUEST FOR ESCROW REIMBURSEMENT") to the Escrow Agent and to Ford at the same time, provided, however, that Visteon shall not be entitled to make a Request for Escrow Reimbursement seeking reimbursement for a


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specific category of Reimbursable Restructuring Costs if a Final Award (defined herein) previously rendered ruled that such category was not eligible for reimbursement hereunder. At Visteon's request, a Request for Escrow Reimbursement shall be submitted no more often than once each calendar month on or before the tenth (10th) Business Day following the end of such month. Each Request for Escrow Reimbursement shall only cover Reimbursable Restructuring Costs and shall contain the following information:

          (a) A certification by an officer of Visteon substantially in the form attached hereto as Exhibit A that the Request for Escrow Reimbursement covers only Reimbursable Restructuring Costs as defined herein; and

          (b) Supporting documentation provided by Visteon to Ford (but not the Escrow Agent) showing the Reimbursable Restructuring Costs that have been incurred, which documentation shall be consistent with the documentation required to support the expense under FAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities", FAS No. 112 "Employer's Accounting for Postemployment Benefits", FAS No. 87 "Employers' Accounting for Pensions", FAS No. 106 "Employers' Accounting for Postretirement Benefits Other than Pensions" or FAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", as applicable; or in each case any successor standard; and

          (c) A summary of the Reimbursable Restructuring Costs incurred for each facility and for each separate restructuring action.

The term "REIMBURSABLE RESTRUCTURING COSTS" means costs incurred after May 24, 2005 by Visteon or its subsidiaries related to those activities to exit the production of certain commodities or to transfer the production of certain commodities, close or sell certain manufacturing, technical and/or other administrative support facilities, or combine facilities, operations, or workforce, in order to eliminate redundant capabilities, improve future operations, and/or reduce overall costs, including those directly associated with exit or disposal activities or related to involuntary and voluntary employee separation programs that are accounted for in accordance with FAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities", employee severance costs incurred as a result of restructuring actions in accordance with FAS No. 112 "Employer's Accounting for Postemployment Benefits", pension and other postemployment benefits costs incurred in accordance with FAS No. 87 "Employers' Accounting for Pensions", FAS No. 106 "Employers' Accounting for Postretirement Benefits Other than Pensions", voluntary separation benefits or curtailment costs incurred in accordance with FAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", amounts related to accrued fringe benefits that require settlement in cash due to employee separation actions, such as for vacation benefits, and/or any Separation Costs (as defined in the Reimbursement Agreement (as defined below)) but only to the extent that Ford is no longer required to pay for any Separation Costs under the Reimbursement Agreement.

Reimbursable Restructuring Costs do not include costs for routine or ongoing repositionings and redeployments of productive facilities or workforce (e.g., normal plant rearrangement or employee relocation), nor do they include costs for other routine or ordinary activities that would otherwise have been incurred (e.g., planning and analysis, general or recurring financial and administrative support).

The following are illustrative examples (but are not the exclusive examples) of Reimbursable Restructuring Costs:


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-    Severance pay for employees, including costs related to other benefits such as out-placement services and continuation of benefits such as medical coverage

-    Special termination pension and other postemployment benefits

- The cost of early retirement incentive payments or other voluntary termination programs that may be offered, including reimbursements to Ford pursuant to Section 3.01(c)(ii) of the Amended and Restated Employee Transition Agreement between Ford and Visteon dated as of April 1, 2000 and restated as of December 19, 2003 and as amended as of the date hereof.

-    Employee retraining costs

-    Relocation expense for retained employees

-    Costs to transfer, relocate and rearrange plants and equipment

- Cancellation costs, including leased equipment or obligations to perform under purchase orders

- Professional costs related to establishing and implementing restructuring actions

- Costs that will continue to be incurred under the contract for its remaining term without economic benefit to the entity (e.g. Fidelity or IT contracts)

The following are illustrative examples (but are not the exclusive examples) of costs that do not constitute Reimbursable Restructuring Costs:

-    Pension fund contributions, except as permitted above

-    Non-cash expenses for write-off of capital equipment or inventory

-    Capital spending

-    Debt repayment or interest expense on debt

-    Changes in reserves for environmental, warranty or product liability

-    Wages, salaries, overhead, etc., associated with ongoing operations

          2.2 Excess Funds. (a) If any funds remain in the Escrow Fund after December 31, 2012, then the Escrow Agent shall disburse the balance of the Escrow Fund, including Escrow Earnings, if any, to Visteon, provided however, if at any time prior to December 31, 2012 the Escrow Agent receives a written notice from Ford that Visteon has undergone a Change of Control (defined herein) then the Escrow Agent shall disburse such funds remaining in the Escrow Fund after December 31, 2012 to Ford. If the funds remaining in the Escrow Fund after December 31, 2012 would otherwise be required to be disbursed to Visteon under the terms of this subsection, then such funds shall not be disbursed to Visteon until all outstanding Requests for Disbursement shall first be deducted from the funds remaining or, if any Request for Disbursement is being contested by Visteon, a final settlement by the parties or a Final Award (defined herein) by an arbitrator has been made and funds disbursed in accordance with such settlement or award. If the funds remaining in the Escrow Fund after December 31, 2012 would otherwise be required to be disbursed to Ford under the terms of this subsection, then such funds shall not be disbursed until all outstanding Requests for Escrow Reimbursement have been deducted from the funds remaining or, if any Request for Escrow Reimbursement is being contested by Ford, a final settlement by the parties or a Final Award by an arbitrator has been made and funds disbursed in accordance with such settlement or award. The Escrow Agent shall disburse the balance of the Escrow Fund in accordance with the procedure set forth in subsection 2.2(b).

          (b) Within five Business Days after December 31, 2012, the Escrow Agent shall give written notice to Ford and Visteon of the Escrow Agent's intent to disburse the remaining balance of the Escrow Fund. Within fifteen (15) Business Days after receipt of such notice, each of Ford and Visteon


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shall then give written notice to Escrow Agent and to the other party indicating which party is entitled to receive the balance of the Escrow Fund. In the event of a dispute between Ford and Visteon as to the party entitled to the remaining balance, the matter shall be submitted for dispute resolution in accordance with subsection 3.3 hereof.

          (c) As used in this Section, the term "CHANGE OF CONTROL" means (i) a liquidation or dissolution of Visteon; (ii) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Visteon and its subsidiaries, taken as a whole; (iii) a merger, consolidation, share exchange, business combination or similar extraordinary transaction as a result of which the persons possessing, immediately prior to the consummation of such transaction, beneficial ownership of the voting securities of Visteon entitled to vote generally in elections of directors of Visteon, cease to possess, immediately after consummation of such transaction, beneficial ownership of voting securities entitling them to exercise at least 50% of the total voting power of all outstanding securities entitled to vote generally in elections of directors of Visteon (or, if not Visteon, the surviving entity resulting from such transaction); or (iv) a transaction or series of transactions (including by way of merger, consolidation, sale of stock or otherwise) the result of which is that any Person or "group" (as defined in Section 13 of the Securities Exchange Act of
1934) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the voting power of the outstanding voting stock of Visteon.

          2.3 Instructions. All instructions to the Escrow Agent shall be in writing, signed by an authorized representative of the party(ies) giving the instructions.

          2.4 Disbursements. All disbursements shall be made by the Escrow Agent by wire transfer of immediately available funds initiated within three (3) Business Days after the Escrow Agent is entitled to make reimbursement under this Agreement. The Escrow Agent shall provide to Ford a statement of each disbursement made to Visteon at the time that such disbursement is made and shall provide to Visteon a statement of each disbursement made to Ford at the time such disbursement is made.

          2.5 No Further Deposits Required. Except pursuant to that certain Reimbursement Agreement dated as of the date hereof between Ford and Visteon (the "REIMBURSEMENT AGREEMENT") and other than by Ford as stated in subsection
2.6 below, neither Ford nor Visteon is required to deposit any funds in the Escrow Fund other than as stated in subsection 1.1.

          2.6 Disbursements to Ford. If, (i) pursuant to an arbitration award, court order or written settlement agreement executed by Ford and Visteon or written instructions from Visteon to the Escrow Agent to make a disbursement to Ford from the Escrow Fund, Ford or its subsidiaries or affiliates becomes entitled to recover from Visteon or its subsidiaries or affiliates as a result of any indemnification obligation contained in, or any breach or default arising under, any of the Transaction Documents ("VISTEON OBLIGATION"), and (ii) Ford or the applicable subsidiary or affiliate shall not have received the full amount of the Visteon Obligation within the time frame provided in such award, order or agreement, then Ford or the applicable subsidiary or affiliate shall have a right to deliver a copy of a request for disbursement (each, a "REQUEST FOR DISBURSEMENT") to the Escrow Agent and to Visteon at the same time. Each Request for Disbursement shall be accompanied by a copy of the arbitration award, court order, settlement agreement or written instructions and, in the case of the submission of an arbitration award, court order or written settlement agreement, a certificate addressed to the Escrow Agent and Visteon executed by an officer of Ford stating that Ford is entitled to the amounts set forth in the Request


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for Disbursement based upon such award, order or agreement and the terms of this
Agreement. Upon receipt of such Request for Disbursement and such certificate, if applicable, the Escrow Agent shall disburse to Ford the amount requested in the Request for Disbursement. If, however, the award or order that served as the basis for a disbursement to Ford hereunder is overruled or otherwise vacated by a final, non-appealable order or pursuant to a written settlement agreement executed by Ford and Visteon, then Ford shall redeposit into the Escrow Fund the amounts previously disbursed to Ford hereunder with respect to which the award or order was overruled or vacated or with respect to which Ford and Visteon have reached agreement pursuant to such written settlement together with interest at the applicable rate if so prescribed in such award, order or settlement agreement. Any disbursements to Ford pursuant to this subsection shall be deemed to reduce the portion of Escrow Fund that is subject to disbursement at a 50% rate as provided in subsection 3.1(iii) below, provided, however, that if such portion is inadequate to cover any such disbursement, the uncovered portion of the disbursement shall be deemed to reduce the remainder of the Escrow Fund. Any amounts redeposited by Ford into the Escrow Fund in accordance with this subsection 2.6 shall be deemed to have been redeposited in the same manner as they were deemed to have been disbursed.

3. PROCEDURE FOR REIMBURSEMENT.

          3.1 Uncontested Reimbursements. If, within fifteen (15) Business Days after a Request for Escrow Reimbursement is received by the Escrow Agent and Ford pursuant to subsection 2.1, Ford has not delivered its objection to such Request for Escrow Reimbursement in writing to Visteon and the Escrow Agent, then the Escrow Agent shall distribute to Visteon from the Escrow Fund the amount requested in the Request for Escrow Reimbursement; provided, however, that (i) until such time that the disbursements from the Escrow Fund exceed Two Hundred Fifty Million Dollars ($250,000,000) (the "Initial Date"), the Escrow Agent shall disburse 100% of any Request for Escrow Reimbursement, (ii) after the Initial Date, an amount equal to the Escrow Earnings as of the Initial Date (less any amounts paid or payable to the Escrow Agent or other third parties pursuant to subsection 3.3 and Sections 4, and 7 of this Escrow Agreement up to and including the Initial Date) ("SPECIAL ESCROW EARNINGS") will also be available for disbursement at 100% of any Request for Escrow Reimbursement,
(iii) after the Initial Date and the disbursement of all Special Escrow Earnings in accordance with this Agreement, the Escrow Agent shall disburse only 50% of any Requests for Escrow Reimbursement up to a total of One Hundred Fifty Million Dollars ($150,000,000), and (iv) any remaining amounts in the Escrow Fund will be available for disbursement at 100% of any Request for Escrow Reimbursement. For example, if, after the Initial Date and the disbursement of all of the Special Escrow Earnings, Visteon submits a Request for Escrow Reimbursement in the amount of $5 million, then the Escrow Agent shall disburse only $2.5 million with respect to such request. If, however, after the disbursement of the Special Escrow Earnings and Four Hundred Million Dollars ($400,000,000), Visteon submits a Request for Escrow Reimbursement in the amount of $5 million, then the Escrow Agent shall disburse to Visteon with respect to such request the lesser of the amounts remaining in the Escrow Fund and $5 million. If Ford has delivered its objection to all or any portion of such Request for Escrow Reimbursement, then notwithstanding the foregoing provisions of this subsection, the Escrow Agent may distribute to Visteon from the Escrow Fund only such amounts permitted under subsection 3.2 hereof.

          3.2 Contested Reimbursements. If Ford gives Visteon and the Escrow Agent written notice contesting all or any portion of a Request for Escrow Reimbursement (a "CONTESTED REIMBURSEMENT") within the fifteen (15) Business Day period specified in subsection 3.1, then such Contested Reimbursement shall be resolved by either (i) a written settlement agreement executed by Ford and Visteon as provided in subsection 3.4 below or (ii) in the absence of such a written settlement


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agreement, by binding arbitration between Ford and Visteon in accordance with the terms and provisions of subsection 3.3, provided, however, that Ford shall not be entitled to contest any portion of a Request for Escrow Reimbursement to the extent that such portion of the request seeks reimbursement for a specific category of Reimbursable Restructuring Costs that a Final Award (defined herein) had ruled was eligible for reimbursement hereunder. Each Contested Reimbursement shall set forth in reasonable detail the basis for Ford's contest of a Request for Reimbursement. In the event of a Contested Reimbursement, Ford and Visteon shall attempt in good faith to agree upon the rights of the respective parties with respect to such claim. If Visteon and Ford should so agree, "Settlement Instructions" will be prepared, delivered, and performed in accordance with subsection 3.4 below. The Escrow Agent shall retain Escrow Funds covered by the contested portion of the Contested Reimbursement until receipt of a Settlement Instruction (defined herein) pertaining to such portion of the Contested Reimbursement from Visteon and Ford or a copy of the Final Award. The Escrow Agent shall disburse any uncontested portion of the Request for Escrow Reimbursement in accordance with subsection 2.4 hereof.

          3.3 Arbitration of Disputes. If a dispute arises between the parties relating to this Agreement, the following shall be the sole and exclusive procedure for enforcing the terms hereof and for seeking relief hereunder:

     (i) CPR. Following good faith negotiations between the parties hereto (or, with respect to a Contested Reimbursement, between Ford and Visteon in accordance with subsection 3.2 hereof), any dispute arising among the parties relating to this Agreement including any Contested Reimbursement that is not resolved in accordance with subsection 3.2(i) will be submitted to mandatory, final and binding arbitration before a sole arbitrator in accordance with the CPR Rules, including discovery rules, for Non-Administered Arbitration, as follows. Within five (5) Business Days after the selection of the arbitrator, each party shall submit its requested relief to the other parties (except that in the case of a Contested Reimbursement notice only has to be given to Ford or Visteon as the case may be) and to the arbitrator with a view toward settling the matter prior to commencement of discovery. If no settlement is reached, then discovery shall proceed subject to the authority of the arbitrator to resolve discovery disputes between the parties. Upon the conclusion of discovery, each party shall again submit to the arbitrator its requested relief (which may be modified from the initial submission) and, in the case of a Contested Reimbursement, the arbitrator shall select only the entire requested relief submitted by one party or the other, as the arbitrator deems most appropriate. The arbitrator shall not select one party's requested relief as to certain claims or counterclaims and the other party's requested relief as to other claims or counterclaims; rather, the arbitrator must only select one or the other party's entire requested relief on all of the asserted claims and counterclaims, and the arbitrator will enter a final ruling that adopts in whole such requested relief, provided, however, that with respect to a Request for Escrow Reimbursement the arbitrator may act separately upon each portion of such request that has been contested under subsection 3.2 hereof. The arbitrator will limit his/her final ruling to selecting the requested relief he/she considers the most appropriate from those submitted by the parties.

     (ii) Location of Arbitration. Arbitration shall take place in the City of Dearborn, Michigan unless the parties agree otherwise or the arbitrator selected by the parties orders otherwise. Punitive or exemplary damages shall not be awarded. This clause is subject to the Federal Arbitration Act, 28 U.S.C.A. Section 1, et seq., and judgment upon the


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          award rendered by the arbitrator may be entered by any court having jurisdiction as set forth in section 13 hereof.

     (iii) Payment of Costs. Ford, on the one hand, and Visteon, on the other hand, will initially fund such deposits and advances as may be required by the arbitrator in equal proportions, but either party may advance such amounts. The arbitrator will determine in the Final Award (defined herein) the party who is the prevailing party and the party who is not the prevailing party (the "NON-PREVAILING PARTY"). The Non-Prevailing Party will pay all reasonable costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party, the fees of each arbitrator, the administrative fee of the arbitration proceedings and any amounts advanced by the prevailing party for such items, provided, however, that if the arbitrator determines that requiring the Non-Prevailing Party to bear the reasonable costs, fees and expenses set forth in the preceding sentence would result in manifest injustice, the arbitrator may apportion such costs, fees and expenses between the parties in such a manner as the arbitrator deems just and equitable (such costs, fees and expenses as may be apportioned by the arbitrator pursuant to the preceding clause, the "ARBITRATION EXPENSES"). If Visteon is the Non-Prevailing Party, then Visteon and Ford shall instruct the Escrow Agent to disburse to Ford from the Escrow Fund the Arbitration Expenses. If the amount of such Arbitration Expenses exceeds the amount remaining in the Escrow Fund, then Visteon shall pay to Ford, by wire transfer, such excess as promptly as possible but in no event later than ten (10) Business Days after the Final Award (defined herein) is rendered pursuant to subparagraph (v) below. If Ford is the Non-Prevailing Party, then Ford shall pay to Visteon, by wire transfer, the Arbitration Expenses as promptly as possible but in no event later than ten (10) Business Days after such Final Award is rendered.

     (iv) Burden of Proof. Except as may be otherwise expressly provided herein, for any Contested Reimbursement or any other matter submitted to arbitration hereunder, the burden of proof will be as it would have been if the claim were litigated in a judicial proceeding in a Michigan state court and governed exclusively by the internal laws of the State of Michigan, without regard to the principles of choice of law or conflicts of law of any jurisdiction.

     (v) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth its resolution of the matters submitted for resolution, the basis and reasons therefor and the Arbitration Expenses (the "FINAL AWARD") and will deliver such documents to the parties together with a signed copy of the Final Award. Subject to the provisions of subparagraph (vii) below, the Final Award will constitute a conclusive determination of all issues in question that shall be, binding upon the parties hereto, and shall include an affirmative statement to such effect. To the extent that the Final Award determines that Visteon or Ford is entitled to any monies from the Escrow Fund then the Escrow Agent shall make the disbursement in accordance with the terms of such Final Award.

     (vi) Timing. The parties and the arbitrator will conclude each arbitration pursuant to subsection 3.3 as promptly as possible.


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     (vii) Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the other provisions of this Agreement.

          3.4 Settled Claims. If a dispute hereunder is settled by a written settlement agreement executed by Visteon and Ford (a "SETTLED CLAIM"), then Visteon and Ford will promptly deliver such executed settlement agreement to the Escrow Agent together with written instructions executed by both an officer of Ford and an officer of Visteon to the Escrow Agent ("SETTLEMENT INSTRUCTIONS") which will, in accordance with and subject to the terms of the written settlement agreement, instruct the Escrow Agent either: (i) to release a stated amount of the Escrow Fund to Visteon or to Ford pursuant to such settlement agreement; and/or (ii) in the case of a Contested Reimbursement, that no action need be taken by the Escrow Agent with respect to such request. On the third
(3rd) Business Day following its receipt of Settlement Instructions, the Escrow Agent will promptly release from the Escrow Fund and transfer to Visteon or Ford that amount of the Escrow Fund that Ford and Visteon have agreed in the Settlement Instructions will be transferred to such party.

4. LIMITATION OF THE ESCROW AGENT'S LIABILITY.

          4.1 Limitation of Liability. The Escrow Agent shall only have those duties as are expressly set forth in this Agreement, which duties are merely ministerial in nature, and no implied duties shall be read into this Agreement other than as set forth in the last sentence of this subsection. The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document reasonably believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own willful misconduct, fraud or gross negligence. The Escrow Agent shall have no duty to inquire into or investigate the validity, accuracy or content of any document delivered to it. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, the Escrow Agent may rely on the advice or opinion of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice, the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless it shall have been furnished with reasonably acceptable indemnification. The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement and the implied duty of good faith and fair dealing.

          4.2 Resolution of Conflicting Demands. In the event conflicting demands are made or conflicting notices are served upon the Escrow Agent with respect to the Escrow Fund, the Escrow Agent shall have the absolute right, at the Escrow Agent's election, to do any of the following: (i) resign so a successor escrow agent can be appointed pursuant to Section 8; submit the matter to binding arbitration in accordance with subsection 3.3 hereof, or (ii) give written notice to Ford and Visteon that it has received conflicting instructions and is refraining from taking action until it receives instructions consented to in writing by both Ford and Visteon.

          4.3 Indemnification. Each of Ford and Visteon, jointly and severally (each an "INDEMNIFYING PARTY" and together the "Indemnifying Parties"), hereby covenants and agrees to reimburse, indemnify and hold harmless the Escrow Agent, the Escrow Agent's officers, directors, employees, counsel and agents (severally and collectively, the "ESCROW AGENT INDEMNITEES"), from and against any loss, damage, liability or loss suffered, incurred by, or asserted against the Escrow Agent Indemnitees (including amounts paid in settlement of any action, suit, proceeding, or claim brought or threatened to be brought and including reasonable expenses of legal counsel) arising out of, in connection with or based upon any act or omission by the Escrow Agent Indemnitees relating in any way to this Agreement or the Escrow Agent's services hereunder. This indemnity shall exclude any damage, liability or loss arising out of willful misconduct, fraud or gross negligence on the part of an Escrow Agent Indemnitee.

          4.4 Defense. Each Indemnifying Party may participate at its own expense in the defense of any claim or action that may be asserted against the Escrow Agent Indemnitees. The Escrow Agent Indemnitees' right to indemnification hereunder shall survive the Escrow Agent's resignation or removal as the Escrow Agent and shall survive the termination of this Agreement by lapse of time or otherwise.

          4.5 Notice to Indemnifying Parties. The Escrow Agent hereby agrees that the Escrow Agent shall notify each Indemnifying Party by letter or facsimile, confirmed by letter, and by e-mail of any receipt by an the Escrow Agent Indemnitee of a written assertion of a claim against the Escrow Agent Indemnitee, or any action commenced against the Escrow Agent Indemnitee, within ten (10) days after the Escrow Agent Indemnitee's receipt of written notice of such claim. However, the Escrow Agent's failure to so notify each Indemnifying Party shall not operate in any manner whatsoever to relieve an Indemnifying Party from any liability that it may have otherwise on account of this Section 4, except to the extent that such Indemnifying Party is prejudiced by the Escrow Agent's failure.

          4.6 Use of Agents. The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys.

          4.7 Damages. In no event shall the Escrow Agent be liable for any indirect, punitive, special or consequential damages, whether or not the Escrow Agent shall have been informed of the likelihood of such damages, or any amount in excess and regardless of the form of action.

          4.8 Deemed Notice. The Escrow Agent shall not be deemed to have notice of any Request for Escrow Reimbursement, response thereto, demand with respect thereto or other fact or claim unless it is actually known by an officer charged with responsibility for administering this Agreement or unless it is set forth in a writing received by the Escrow Agent and making specific reference to this Agreement. If any notice, certificate or other document is required to be delivered to the Escrow Agent and any other person, the Escrow Agent may assume without inquiry (unless the Escrow Agent has written notice to the contrary) that any such document which the Escrow Agent has received has also been received by such other person.

          4.9 Survival of Indemnification. All indemnification contained in this Agreement shall survive the resignation or removal of the Escrow Agent, and shall survive the termination of this Agreement.

          4.10 Liability for Other Parties. In no event shall the Escrow Agent have any liability for any failure or inability of any of the other parties hereto to perform or observe its duties under the Agreement, or by reason of a breach of this Agreement by any of the other parties hereto. In no event shall the Escrow Agent be obligated to take any action against any of the other parties hereto to compel performance hereunder.

          4.11 Arbitration. The Escrow Agent shall in no instance be obligated to commence, prosecute or defend any legal or arbitration proceedings in connection herewith. The Escrow Agent shall be authorized and entitled, however, to submit to arbitration pursuant to subsection 3.3 hereof any matter or dispute it may deem appropriate in order, to obtain a necessary declaration of rights, or to appoint a successor upon resignation (and after failure by Visteon to appoint a successor, as provided hereinafter).

          4.12 Ambiguity. In the event of any ambiguity or uncertainty under this Agreement, the Escrow Agent may, in its discretion, refrain from taking action, and may retain the Escrow Fund then held by it until and unless it receives written instruction signed by Ford and Visteon that eliminates such uncertainty or ambiguity.

          4.13 Self-Dealing. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.

          4.14 Distribution. Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any portion of the Escrow Fund (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

          4.15 Denomination of Payment. All payments to or by the Escrow Agent hereunder shall be in U.S. dollars.

5. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail ("E-MAIL") transmission, so long as a receipt of such e-mail is requested and received) and shall be given,

If to Ford:         Ford Motor Company
                    11th Floor
                    One American Road
                    Dearborn, Michigan 48121
                    Attn: Secretary
                    Facsimile: 1-313-248-8713
                    psherry@ford.com

with a copy to:     Ford Motor Company
                    320 WHQ
                    One American Road
                    Dearborn, Michigan 48121
                    Attn: Marcia Nunn, Managing Counsel
                    Facsimile: 1-313-337-3209
                    mnunn@ford.com

If to Visteon       Visteon Corporation
                    One Village Center Drive
                    Van Buren Twp., MI 48111

                    Attn: John Donofrio, General Counsel
                    Facsimile 1-734-710-7132
                    jdonofri@visteon.com

with a copy to:     Weil, Gotshal & Manges LLP
                    767 Fifth Avenue
                    New York, NY 10153
                    Attn: Michael E. Lubowitz
                    Facsimile: 1-212-310-8007
                    michael.lubowitz@weil.com

If to Escrow Agent: Deutsche Bank Trust Company Americas
                    60 Wall Street, 27th Floor, Mail Stop: NYC60-2710 New York, NY 10005
                    Attn: Aldrin Bayne, Escrow Team
                    Fax: 1-732-578-4593

or such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

6. GENERAL.

          6.1 Governing Law. The internal laws of the State of Michigan, irrespective of its choice of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto, provided however, that the rights, duties and indemnities of the Escrow Agent shall be interpreted under New York law.

          6.2 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          6.3 Entire Agreement. This Agreement and the exhibits hereto ( and with respect to Ford and Visteon only, the Reimbursement Agreement) constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

          6.4 Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

          6.5 Certain Definitions. As used herein, (a) the term "BUSINESS DAY" means a day, other than a Saturday, Sunday or other day on which commercial banks in Detroit, Michigan and New

York, New York are authorized or required by law to close; and (b) the term "TRANSACTION DOCUMENTS" shall mean the Master Agreement, the Contribution Agreement Transaction Documents as defined in that certain Contribution Agreement dated as of September 12, 2005 between Visteon and Automotive Components Holdings, Inc. (f/k/a VFH Holdings, Inc.); the Visteon "B" Transaction Documents as defined in that certain Visteon "B" Purchase Agreement dated as of September 12, 2005 between Ford and Visteon and the Visteon "A" Transaction Documents as defined in that certain Visteon "A" Transaction Agreement dated as of September 12, 2005. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import. When a reference is made in this Agreement to a Section, subsection, Exhibit or Schedule, such reference shall be to a Section or subsection of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

          6.6 U. S. Patriot Act. The parties hereto acknowledge that, in accordance with Section 326 of the USA Patriot Act the Escrow Agent, like all financial institutions, is required to obtain, verify, and record information that identifies each person or legal entity that opens an account. The parties to this Agreement agree that they will provide the Escrow Agent with such information as it may reasonably request in order for the Escrow Agent to satisfy the requirements of the USA Patriot Act.

7. COMPENSATION AND EXPENSES OF THE ESCROW AGENT. All fees and expenses of the Escrow Agent incurred in the ordinary course of performing its responsibilities hereunder, as set forth on the Escrow Agent's fee schedule attached hereto as Exhibit B, and any other fees and expenses incurred by the Escrow Agent for which it is permitted to be reimbursed hereunder (except as specified in the following sentence), shall be paid from the Escrow Fund. Any fees or expenses (including the reasonable fees or expenses of outside counsel to the Escrow Agent) incurred by the Escrow Agent in connection with a dispute over the distribution of Escrow Fund or the validity of a Request for Escrow Reimbursement shall be paid by the Non-Prevailing Party within thirty (30) days after Escrow Agent has supplied a written invoice to the Non-Prevailing Party.

8. SUCCESSOR TO THE ESCROW AGENT. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice of its resignation to the parties to this Agreement, specifying a date not less than thirty (30) days following such notice date of when such resignation shall take effect. If, and only if, a successor escrow agent is appointed pursuant to the resignation of the Escrow Agent the Escrow Agent shall refund to the Escrow Fund any prepaid but unearned fees previously paid from the Escrow Fund to the Escrow Agent hereunder. Visteon, with the consent of Ford, which shall not be unreasonably withheld or delayed, shall designate a successor escrow agent prior to the expiration of such thirty-day period by giving written notice to the Escrow Agent and Ford. Visteon may at any time appoint any successor escrow agent with the consent of Ford, which consent shall not be unreasonably withheld or delayed. If no successor escrow agent is named by Visteon, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent. The Escrow Agent shall promptly transfer the Escrow Fund to such designated successor.

          It is further understood that any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity (including the administration of this Agreement) may be transferred, shall be the Escrow Agent under this Agreement without further act.

9. LIMITATION OF RESPONSIBILITY. The Escrow Agent's duties are limited to those set forth in this Agreement and applicable laws, and the Escrow Agent, acting as such under this Agreement, is not charged with knowledge of or any duties or responsibilities under any other document or agreement.

10. FORCE MAJEURE. If either party hereto is rendered unable, wholly or in part, by Force Majeure (as defined herein) to perform its obligations hereunder (other than the obligation to pay money), such party shall give prompt notice to the other party with reasonable particulars including the probable extent of the inability to perform such obligation. Upon the giving of such notice, the obligation of such party shall be suspended but only to the extent and for the same time period it is affected by such Force Majeure. The affected party shall use all possible diligence to remove the effect of such Force Majeure. For purposes of this Agreement, the term "FORCE MAJEURE" shall mean acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, acts of terror, communication line failures, computer viruses, power failures, earthquakes or other disasters.

11. REPRODUCTION OF DOCUMENTS. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

12. AMENDMENT. This Agreement may be amended by the written agreement of Ford, the Escrow Agent and Visteon; provided that, if the Escrow Agent does not agree to an amendment agreed upon by Ford and Visteon (except an amendment adversely affecting the rights or protections of the Escrow Agent), the Escrow Agent shall resign and Visteon shall appoint, with the consent of Ford, which consent shall not be unreasonably withheld or delayed, a successor to the Escrow Agent in accordance with Section 8 above.

13. CONSENT TO JURISDICTION AND SERVICE RELATING TO DISPUTES The parties hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts in the State of Michigan (and of any federal court located in said state) in connection with any actions or proceedings to enter a judgment upon the Final Award entered by the arbitrator hereunder or to award injunctive relief as provided in Section 17 below. In any such action or proceeding, the parties hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that the service thereof may be made by certified or registered first-class mail directed to the parties hereto at their respective addresses in accordance with Section 5 hereof.

14. TAX REPORTING DOCUMENTATION.

          (a) Visteon and Ford each shall provide the Escrow Agent with its tax identification numbers and other forms and documents that the Escrow Agent may reasonably request

(collectively, "TAX REPORTING DOCUMENTATION") to the Escrow Agent within thirty
(30) days of the date of receipt of the Escrow Fund by the Escrow Agent. The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent shall be required by the Internal Revenue Code, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement.

          (b) The parties hereto agree that, for tax reporting purposes, all Escrow Earnings, if any, attributable to the Escrow Fund held in the Escrow Fund by the Escrow Agent pursuant to this Agreement shall be allocable to Visteon.

15. AUTHORIZED PERSONS. For purposes of sending and receiving instructions or directions hereunder, all such instructions or directions shall be, and the Escrow Agent may conclusively rely upon such instructions or directions, delivered, and executed by representatives of Visteon and Ford designated on
Schedule I attached hereto and made a part hereof (each such representative, an "Authorized Person") which such designation shall include specimen signatures of such representatives, as such Schedule I may be updated from time to time.

16. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

17. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts specified in
Section 13 hereof, in addition to any other remedy to which they are entitled at law or in equity.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date set forth above.

FORD MOTOR COMPANY                      VISTEON CORPORATION


By: /s/ Donat R. Leclair                By: /s/ James F. Palmer
    ---------------------------------       ------------------------------------
Title: Executive Vice President and     Title: Executive Vice President and
       Chief Financial Officer                 Chief Financial Officer


ESCROW AGENT:

DEUTSCHE BANK TRUST COMPANY AMERICAS


By: /s/ Richard L. Buckwalter
    ---------------------------------
Title: Vice President